Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2018 RESULTS
•	Third Quarter EPS of $0.37 Per Diluted Share
•	Comparable Store Sales Decrease 1.3% in Third Quarter
•	Updates Fiscal 2018 Outlook

BIRMINGHAM, Ala. (November 17, 2017) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced results for the third quarter ended October 28, 2017.

Third Quarter Results
Net sales for the 13-week period ended October 28, 2017, increased 0.4% to $237.8 million compared with $237.0 million for the 13-week period ended October 29, 2016.  Comparable store sales decreased 1.3%.

Gross margin was 32.0% of net sales for the 13-week period ended October 28, 2017, compared with 35.4% for the 13-week period ended October 29, 2016.  The decrease was mainly due to promotions and markdowns taken to improve our inventory position.  As a result, inventory turns improved significantly compared with the same period last year, and inventory levels declined 9.2%.

Store operating, selling and administrative expenses were 24.4% of net sales for the 13-week period ended October 28, 2017, compared with 23.6% of net sales for the 13-week period ended October 29, 2016.  The increase was mainly due to marketing and operational expenses associated with launching the e-commerce business.

Net income for the 13-week period ended October 28, 2017, was $7.6 million compared with net income of $14.6 million for the 13-week period ended October 29, 2016.  Earnings per diluted share was $0.37 for the 13-week period ended October 28, 2017, compared with earnings per diluted share of $0.66 for the 13-week period ended October 29, 2016.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were very pleased with the results for the quarter.  Sales in equipment and accessories remained soft, but were offset by positive comparable store sales in footwear and significant improvement in branded apparel.  Our e-commerce sales exceeded even our high expectations, as we experienced good response from early marketing initiatives and strong conversion from online traffic.  We are confident that our initiatives surrounding e-commerce, improved assortments, and ongoing store rationalization are working, and we are well positioned now to compete effectively in a difficult retail environment."

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For the quarter, Hibbett opened 13 new stores, expanded one high-performing store and closed 11 underperforming stores, bringing the store base to 1,082 in 35 states as of October 28, 2017.

Fiscal Year to Date Results
Net sales for the 39-week period ended October 28, 2017, decreased 3.4% to $701.5 million compared with $726.0 million for the 39-week period ended October 29, 2016.  Comparable store sales decreased 5.7%.

Gross margin was 32.6% of net sales for the 39-week period ended October 28, 2017, compared with 35.4% for the 39-week period ended October 29, 2016.

Store operating, selling and administrative expenses were 24.2% of net sales for the 39-week period ended October 28, 2017, compared with 22.8% of net sales for the 39-week period ended October 29, 2016.

Net income for the 39-week period ended October 28, 2017, was $25.3 million compared with $49.0 million for the 39-week period ended October 29, 2016.  Earnings per diluted share was $1.21 for the 39-week period ended October 28, 2017, compared with $2.18 for the 39-week period ended October 29, 2016.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2018 with $58.3 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 1.2 million shares of common stock for a total expenditure of $15.9 million.  Approximately $213.4 million of the total authorization remained for future stock repurchases as of October 28, 2017.

Fiscal 2018 Outlook
The Company is updating its guidance for Fiscal 2018 with the following changes:
•	Earnings per diluted share in the range of $1.42 to $1.50, which compares with previous guidance of $1.25 to $1.35.
•	Comparable store sales in the negative mid-single-digit range, which compares with previous guidance in the negative mid to high single-digit range.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 17, 2017, to discuss third quarter Fiscal 2018 results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until November 24, 2017, by dialing (402) 977-9140 and entering the passcode, 21859682.

The Company will also provide an online Web simulcast and rebroadcast of its third quarter Fiscal 2018 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on November 17, 2017, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

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Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.Hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, comparable store sales and confidence in our e-commerce and assortment improvements and store rationalization.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2017, and in our Quarterly Reports on Form 10-Q filed on June 2, 2017and September 5, 2017. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$237,834	$237,006	$701,480	$726,031
Cost of goods sold, wholesale and logistics facility and store occupancy costs	161,721	153,181	472,741	468,947
Gross margin	76,113	83,825	228,739	257,084
Store operating, selling and administrative expenses	57,993	55,853	169,886	165,415
Depreciation and amortization	6,333	4,799	18,060	14,036
Operating (loss) income	11,787	23,173	40,793	77,633
Interest expense, net	53	60	176	187
(Loss) income before provision for income taxes	11,734	23,113	40,617	77,446
Provision for income taxes	4,170	8,509	15,320	28,426
Net (loss) income	$7,564	$14,604	$25,297	$49,020

Net (loss) income per common share:
Basic earnings per share	$0.37	$0.66	$1.22	$2.19
Diluted earnings per share	$0.37	$0.66	$1.21	$2.18

Weighted average shares outstanding:
Basic	20,318	21,989	20,805	22,350
Diluted	20,385	22,186	20,905	22,525

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 28, 2017	January 28, 2017
Assets
Cash and cash equivalents	$58,325	$38,958
Inventories, net	265,422	280,701
Other current assets	17,051	18,605
Total current assets	340,798	338,264
Property and equipment, net	111,714	111,634
Other assets	5,820	8,956
Total assets	$458,332	$458,854

Liabilities and Stockholders' Investment
Accounts payable	$91,223	$77,046
Short-term capital leases	620	595
Accrued expenses	20,982	18,431
Total current liabilities	112,825	96,072
Non-current liabilities	27,132	28,742
Stockholders' investment	318,375	334,040
Total liabilities and stockholders' investment	$458,332	$458,854

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Sales Information
Net sales increase (decrease)	0.4%	3.8%	-3.4%	4.1%
Comparable store sales (decrease) increase	-1.3%	0.7%	-5.7%	1.0%

Store Count Information
Beginning of period	1,080	1,059	1,078	1,044
New stores opened	13	13	32	44
Stores closed	(11)	(5)	(28)	(21)
End of period	1,082	1,067	1,082	1,067

Stores expanded	1	2	9	4
Estimated square footage at end of period (in thousands)	6,158	6,090

Balance Sheet Information
Average inventory per store	$245,307	$274,097

Share Repurchase Program
Shares	1,200,470	53,519	2,231,213	911,356
Cost (in thousands)	$15,929	$1,941	$45,180	$31,634

-END OF EXHIBIT 99.1-